Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Red Mountain Resources, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Red Mountain Resources, Inc. (the “Company”) of our report dated March 29, 2013 with respect to the audited financial statements of Cross Border Resources, Inc. as of and for the years ended December 31, 2012 and 2011, which report appears in Amendment No. 1 on Form 8-K/A of Red Mountain Resources, Inc. filed on April 12, 2013.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Darilek, Butler & Associates, PLLC

Darilek, Butler & Associates, PLLC

San Antonio, Texas

May 3, 2013